FOR IMMEDIATE RELEASE
October 29, 2013

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES THIRD QUARTER 2013 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended September 30, 2013.

“As the economy slowly improves, the Federal Home Loan Bank of New York remains a reliable source of liquidity for our members,” said Alfred A. DelliBovi, president and CEO of the FHLBNY. “Our advances have steadily increased through the first nine months of the year as our members put more of our funds to work in the communities we all serve. Over that time, we have also grown our retained earnings to strengthen our franchise and ensure that we continue to be a trusted partner of the local lender.”

Highlights from the third quarter of 2013 include:

•	Net income for the quarter was $61.3 million, a decrease of $27.1 million, or 30.7 percent, from net income of $88.4 million for the third quarter of 2012. Return on average equity (“ROE”) for the quarter was 3.95 percent, compared to ROE of 6.42 percent for the third quarter of 2012.

•	In the quarter, the FHLBNY corrected an overstatement of derivatives and hedging gains in the third and fourth quarters of 2012 and the first and second quarters of 2013. This correction had a negative impact of $15.5 million on Net income for the three and nine months ended September 30, 2013. The FHLBNY considers the prior period errors and the correcting adjustments in the quarter to be immaterial to its financial position, results of operations and cash flows.

•	Net income for the first nine months of 2013 was $215.8 million, a decrease of $61.1 million, or 22.1 percent, from $276.9 million for the same period in 2012.

•	As of September 30, 2013, total assets were $121.4 billion, an increase of $4.3 billion, or 3.7 percent, from total assets of $117.1 billion at June 30, 2013; and an increase of $18.4 billion, or 17.9 percent, from total assets of $103.0 billion at December 31, 2012. As of September 30, 2013, advances were $89.1 billion, an increase of $4.4 billion, or 5.2 percent, from $84.7 billion at June 30, 2013; and an increase of $13.2 billion, or 17.4 percent, from $75.9 billion at December 31, 2012.

•	As of September 30, 2013, total capital was $6.3 billion, an increase of $217 million, or 3.6 percent, from June 30, 2013; and an increase of $833.3 million, or 15.2 percent, from December 31, 2012. The FHLBNY’s unrestricted retained earnings grew during the quarter by $1.5 million to $823.9 million as of September 30, 2013, and have grown during the nine months ended September 30, 2013 by $26.3 million. The FHLBNY also increased its restricted retained earnings by $12.4 million during the quarter to $139.5 million as of September 30, 2013. The FHLBNY has grown its restricted retained earnings by $43.3 million in the nine months ended September 30, 2013. At September 30, 2013, the FHLBNY met its regulatory capital-to-assets ratios and liquidity requirements.

The FHLBNY currently expects to file its Form 10-Q for the third quarter of 2013 with the U.S. Securities and Exchange Commission on or before November 8, 2013.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves more than 340 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Banks is to support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.